Exhibit 99.1

Royal Gold Reports Strong Start to 2023 with Solid First Quarter Revenue, Operating Cash Flow and Earnings

DENVER, COLORADO. MAY 3, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $63.9 million, or $0.97 per share, for the quarter ended March 31, 2023, (“first quarter”) on revenue of $170.4 million and operating cash flow of $108.7 million. Adjusted net income[1] was $63.3 million, or $0.96 per share.

“Our first quarter provided a solid start to 2023,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “Steady portfolio performance drove strong revenue and operating cash flow, which allowed us to repay $75 million of our outstanding revolving credit facility balance while enhancing our strong liquidity position.”

“We saw some positive developments from within the portfolio during the quarter,” continued Mr. Heissenbuttel, “including the receipt of first revenue from King of the Hills, the first full quarter of sustained production at nameplate capacity at Khoemacau, a significant increase in reserves and resources at Xavantina, increases in reserves at Pueblo Viejo and Cortez, and the extension of production through 2044 at Pueblo Viejo. Continued contributions from these and other portfolio assets, combined with the current strong metal price environment, provide us with the financial strength and liquidity to remain competitive in our pursuit of new business opportunities.”

Recent Portfolio Developments

Principal Property Updates

Khoemacau Achieves First Quarter of Operations at Nameplate Capacity

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), operations at the Khoemacau mine in Botswana continued at nameplate capacity through the first

First Quarter 2023 Highlights:

●
Robust financial results with revenue of $170.4 million and operating cash flow of $108.7 million, up 5% and 7% compared to the prior year period
●
Revenue split: 71% gold, 14% copper, 12% silver
●
Production volume of 90,200 GEOs[2], 4% higher than the prior year period
●
Repaid $75 million of debt, reducing total debt to $500 million and increasing total available liquidity to $634 million
●
Maintained adjusted EBITDA margin[1] of 79%
●
Paid quarterly dividend of $0.375 per share, a 7% increase over the prior year period

Post Quarter Events:

●
Published second ESG Report, including climate scenario analysis quarter after the target production rate of 3.65 million tonnes per year (10,000 tonnes per day) was achieved in December 2022. As projected in the mine plan, KCM expects payable silver production in 2023 to range between 1.5 and 1.7 million ounces, which is slightly below the life of mine (“LOM”) average due to lower silver grades in the upper portion of the Zone 5 deposit and the top-down mining sequence.

Mount Milligan Production for 2023 Expected to be Back-End Weighted

As disclosed on February 24, 2023, Centerra Gold Inc. (“Centerra”) expects 2023 production of between 160,000 and 170,000 ounces of gold and 60 to 70 million pounds of copper from the Mount Milligan mine in British Columbia. Centerra expects gold and copper production to be higher in the second half of the year with approximately 30% to 35% of concentrate sales expected to occur in the fourth quarter. According to Centerra, the lower production compared to 2022 is due to mine sequencing.

Centerra also reported that it continues to optimize the LOM plan for Mount Milligan and anticipates increases in both gold and copper production for 2024 and 2025 when compared to the annual figures included in the most recent Technical Report, dated November 7, 2022.

Pueblo Viejo Technical Report Extends Production Through 2044

On March 17, 2023, Barrick Gold Corporation (“Barrick”) issued an updated Technical Report on the Pueblo Viejo mine to support the previously disclosed Mineral Resources and Mineral Reserves estimates as of December 31, 2022.

1 Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

According to Barrick, mining of the open pit is expected to continue to 2041 and processing of ore is expected to continue to 2044, with LOM production from 2023 through 2044 of approximately 11.1 million ounces of gold and 49.9 million ounces of silver (Barrick’s 60% interest).

On May 3, 2023, Barrick provided an update on the plant expansion and mine life extension project at Pueblo Viejo in the Dominican Republic. With respect to the plant expansion, Barrick reported that the first ore has been processed through the crusher and it expects to substantially complete the commissioning of the new plant infrastructure and commence the ramp-up phase during the second quarter of 2023. With respect to the mine life extension, Barrick disclosed that technical and social studies for additional tailings storage capacity continued to advance, and a decision by the Government of the Dominican Republic on the Environmental and Social Impact Assessment for the proposed new Naranjo tailings storage facility (“TSF”) is expected during the first half of 2023. Barrick further reported that geotechnical drilling and site investigation are ongoing to support a feasibility study on the TSF, which is due for completion in the second quarter of 2024.

Silver stream deliveries were approximately 362,200 ounces for the first quarter, compared to approximately 274,500 ounces for the first quarter of 2022. During the current quarter there was a nominal increase of 5,700 ounces of deferred silver. The deferred ounces are the result of a mechanism in the stream agreement that allows for the deferral of deliveries in a period if Barrick’s share of silver production is insufficient to cover its stream delivery obligations. The stream agreement terms include a fixed 70% silver recovery rate. If actual recovery rates fall below the contractual 70% recovery rate, ounces may be deferred and delivered in future periods as silver recovery allows. As of March 31, 2023, approximately 518,400 ounces remain deferred. We expect that silver recoveries could remain highly variable until the plant expansion project is complete and is running at full production levels. We do not expect material deliveries of deferred silver ounces while the plant ramps up to full production levels during 2023, and timing for the delivery of the entire deferred amount is uncertain.

Barrick continues to expect gold production of 470,000 to 520,000 ounces in 2023 from its 60% interest in Pueblo Viejo. Royal Gold’s stream interests are applicable to production from Barrick’s interest at Pueblo Viejo.

Strong Production from the Legacy Zone Expected in 2023, Updated Reserves for the Legacy Zone, and Extension to the Goldrush Permitting Timeline at the Cortez Complex in Nevada

As disclosed by Barrick on November 18, 2022, total gold production from the Cortez Complex is expected to be approximately 1.0 million ounces in 2023, and then increase from approximately 900,000 ounces in 2024 to approximately 1.3 million ounces in 2027. Royal Gold owns multiple royalty interests at the Cortez Complex, which for purposes of simplified disclosure have been divided into the Legacy Zone, consisting of the Crossroads and Pipeline deposits, and Cortez Complex Zone (“CC Zone”), consisting of the remaining deposits in the Cortez Complex.

For 2023, gold production from the Legacy Zone is expected to range from 450,000 to 480,000 ounces with a midpoint of approximately 465,000 ounces. 2023 gold production for the CC Zone is expected to be approximately 535,000 ounces.

For the period 2023 through 2027, gold production from the Legacy Zone is expected to average approximately 360,000 ounces per year. Production during this period is expected to vary around this average, with lower production expected in 2024 and 2025 and higher production expected in 2026 and 2027. All other production from the Cortez Complex during this period is expected to be sourced from the CC Zone.

The gross royalty rate applicable to the Legacy Zone is approximately 9.4% and the gross royalty rate applicable to the CC Zone, other than Robertson and Goldrush SouthEast deposits, is approximately 1.6%.

At the Robertson project, Barrick expects first production in 2027 subject to the successful completion of feasibility and permitting activities, among other things. The gross royalty rate applicable to Robertson is approximately 0.45%.

Proven and probable mineral reserves for December 31, 2022, at the Cortez Complex include approximately 2.7 million ounces of gold for the Legacy Zone, which includes the Crossroads (47 million tonnes at 1.69 grams per tonne) and Pipeline deposits (7.6 million tonnes of ore at a gold grade of 0.63 grams per tonne), and assuming a gold price of $1,300 per ounce.

On May 3, 2023, Barrick reported that the timeline for the Record of Decision (“ROD”) on the Goldrush project, which is located within the CC Zone, has been extended from the first half of 2023 and is now expected in the second half of 2023. Barrick also reported that mine development and test stoping in the Redhill zone is continuing and a minor permit modification has been approved that will allow underground development to continue until the ROD on the Goldrush Plan of Operations is received. According to Barrick, the extension to the permitting timeline is not expected to have a significant impact on the 2023 outlook and the potential impact, if any, on the outlook from 2024 onwards is currently being reviewed.

Other Property Updates

Recent notable updates as reported by the operators of other select portfolio assets include:

Producing Properties

Xavantina (25% gold stream): Ero Copper Corp. (“Ero”) announced updated National Instrument 43-101 compliant mineral reserves and resources and a LOM production plan for the Xavantina Operations in Brazil. Proven and probable reserves as of October 31, 2022, increased approximately 18% over the previous estimate from September 30, 2021, and the updated LOM production plan contemplates gold production exceeding 60,000 ounces in 2024 following the commencement of production from the Matinha Vein in the second half of 2023.

Red Chris (1% NSR royalty): Newcrest Mining Limited (“Newcrest”) reported that the East Ridge Exploration Target at the Red Chris mine in British Columbia has been significantly enhanced, confirming the substantial discovery near existing infrastructure and indicating potential to support additional block caves. Newcrest estimates that the Exploration Target defined for East Ridge could contain between 5.4 and 6.1 million ounces of gold and 1.9 to 2.3 million tonnes of copper, and is exclusive of the current published Mineral Resource. Newcrest expects that an updated Red Chris Mineral Resource estimate, including East Ridge, will be delivered in calendar 2023.

Rainy River (6.5% gold stream, 60% silver stream): New Gold Inc. (“New Gold”) reported first quarter production from the Rainy River mine in Ontario of 67,596 gold equivalent ounces, a 13% increase over the prior year period, as greater underground ore tonnes contributed to better-than-expected grade, which more than offset lower tonnes milled due to mechanical maintenance on the SAG mill and crusher. New Gold reported that Rainy River is on track to meet guidance of 235,000 to 265,000 gold equivalent ounces for 2023.

King of the Hills (1.5% NSR royalty): Red 5 Limited reported that gold production from the King of the Hills (“KOTH”) mine in Western Australia was a record 17,550 ounces for the month of March from 0.40 million tonnes of ore processed at an average head grade of 1.49g/t. Mining at KOTH is from both open pit and underground sources.

Ruby Hill (3% NSR royalty): i-80 Gold Corp. (“i-80”) announced a plan for 2023 at the Ruby Hill property in Nevada that includes the continuation of a large-scale drill program, the delivery in the second quarter of a Preliminary Economic Assessment (“PEA”) for the Ruby Deeps and 426 gold deposits, permitting to support underground development from the existing open pit, and advanced economic studies. i-80 further reported that results from initial 2023 drilling include the discovery of new lenses of high-grade poly-metallic carbonate replacement deposit type (“CRD”) and skarn mineralization along the Hilltop fault structure, and drilling continues to expand mineralization in the Hilltop Zones.

Development Properties

Bellevue (2% NSR royalty): Bellevue Gold Limited (“Bellevue”) provided an update on construction and development at the Bellevue Gold Project in Western Australia. According to Bellevue, mining has started at the Vanguard open pit and clearing is underway at the tailings storage facility. Mining from the Vanguard open pit is scheduled to provide approximately 10,000 ounces of gold, which is expected to be available for processing in mid-2023 in advance of the forecast completion of the Bellevue processing facility.

Mara Rosa (1.0% NSR and 1.75% NSR royalties): Hochschild Mining PLC (“Hochschild”) announced on April 20, 2023, that the Mara Rosa project in Brazil is advancing according to schedule with total project progress at over 70% and detailed engineering almost complete. Hochschild continues to expect first production in the first half of 2024.

Granite Creek (3.0% NSR and 2.94% NSR royalties): i-80 reported that underground development continues at the Granite Creek project in Nevada, and that a Feasibility Study for the Ogee underground mine and an initial resource and PEA for the South Pacific Zone are expected to be released in the second quarter. i-80 further reported that oxide material is being placed on the Lone Tree leach pad for high intensity leaching and alternate processing options are being investigated as significant high-grade oxide mineralization continues to be mined from the Ogee zone. i-80 expects that the South Pacific Zone will be the primary zone at the Granite Creek mine starting in 2024.

Back River (1.95% GSR royalty): B2Gold Corp., the new owner and operator of the Back River Gold District in Nunavut, announced its plans to continue construction of the Goose project with a target for commencing commercial production in 2025. Additionally, B2Gold has started a district wide exploration program across the 80 kilometer belt.

First Quarter 2023 Overview

In the first quarter, the Company recorded net income and comprehensive income attributable to Royal Gold stockholders (“net income”) of $63.9 million, or $0.97 per basic and diluted share, as compared to net income of $65.7 million, or $1.00 per basic and diluted share, for the quarter ended March 31, 2022 (“prior year period”). The decrease in net income was primarily attributable to higher debt-related interest expense.

The Company recognized total revenue of $170.4 million in the first quarter, comprised of stream revenue of $115.0 million and royalty revenue of $55.4 million at an average gold price of $1,890 per ounce, an average silver price of $22.55 per ounce and an average copper price of $4.05 per pound. This is compared to total revenue of $162.4 million in the prior year period, comprised of stream revenue of $105.3 million and royalty revenue of $57.1 million, at an average gold price of $1,877 per ounce, an average silver price of $24.01 per ounce and an average copper price of $4.53 per pound.

The increase in total revenue resulted primarily from higher gold and copper sales at Mount Milligan, higher gold production attributable to Royal Gold’s interest at Cortez as a result of the newly acquired royalties, and higher silver sales at Khoemacau due to the ramp up. The increase was offset by lower gold sales at Andacollo and lower gold and silver production at Peñasquito compared to the prior year period.

Cost of sales, which excludes depreciation, depletion and amortization, increased to $25.0 million for the first quarter, from $22.6 million for the prior year period. The increase, when compared to the prior year quarter, was primarily due to an increase in gold and copper sales at Mount Milligan and higher silver sales at Khoemacau, offset by lower gold sales at Andacollo. Cost of sales is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold when purchased, while the cash payment for our other streams is a set contractual percentage of the gold, silver or copper (Mount Milligan) spot price near the date of metal delivery.

General and administrative costs increased to $11.0 million for the first quarter, from $8.9 million for the prior year period. The increase was primarily due to an increase in employee-related costs including non-cash stock-based compensation expense.

Depreciation, depletion and amortization decreased to $46.3 million for the first quarter, from $48.0 million for the prior year period. The decrease was primarily due to lower depletion rates at Mount Milligan and Pueblo Viejo as a result of proven and probable mineral reserve increases compared to the prior year quarter. The decrease was partially offset by higher depletion due to higher silver sales at Khoemacau compared to the prior year quarter.

Interest and other expense increased to $9.2 million for the first quarter from $0.9 million for the three months ended March 31, 2022. The increase was primarily due to higher interest expense as a result of higher average amounts outstanding under our revolving credit facility compared to the prior year quarter.

For the first quarter, we recorded income tax expense of $15.9 million, compared with income tax expense of $15.3 million for the prior year period. The income tax expense resulted in an effective tax rate of 19.9% in the current period, compared with 18.8% for the three months ended March 31, 2022.

Net cash provided by operating activities totaled $108.7 million for the first quarter, compared to $101.1 million for the prior year period. The increase was primarily due to an increase in cash proceeds received from the Company’s stream and royalty interests, net of cost of sales, compared to the prior year quarter. Higher interest payments on amounts outstanding under the revolving credit facility partially offset the increase.

Net cash used in investing activities totaled $0.2 million for the first quarter, compared to $37.8 million for the three months ended March 31, 2022. The decrease over the prior year quarter was primarily due to lower acquisitions of royalty and stream interests.

Net cash used in financing activities totaled $100.2 million for the first quarter, compared to $23.2 million for the three months ended March 31, 2022. The increase was primarily due to a repayment of $75 million on the revolving credit facility during the first quarter.

At March 31, 2023, the Company had current assets of $189.2 million compared to current liabilities of $55.0 million, which resulted in working capital of $134.2 million and a current ratio of approximately 3 to 1. This compares to current assets of $185.8 million and current liabilities of $63.6 million at December 31, 2022, resulting in working capital of $122.2 million and a current ratio of approximately 3 to 1. The increase in working capital was primarily due to an increase in available cash, resulting from increased revenue during the current period.

During the first quarter, liquidity needs were met from $108.7 million in net cash provided by operating activities and available cash resources.

Other Corporate Updates

Total Available Liquidity Increases to Approximately $634 Million After Revolver Repayment

Total liquidity at the end of the first quarter increased to approximately $634 million from approximately $547 million as of December 31, 2022, primarily due to a $75 million repayment on the revolving credit facility on March 6, 2023. Total liquidity at the end of the first quarter consisted of $134 million of working capital and $500 million available under the revolving credit facility.

As of March 31, 2023, the Company had $500 million outstanding under the revolving credit facility and the current all-in borrowing rate was 6.2%. In keeping with Royal Gold’s capital allocation strategy to repay outstanding debt as cash flow allows, at current metal prices the Company expects to repay this outstanding balance from future cash flow around mid-2024 absent further acquisitions.

Outlook for 2023

On April 20, 2023, Royal Gold issued 2023 guidance for sales of 320,000 to 345,000 GEOs, depreciation, depletion and amortization expense of $490 to $540 per GEO, and an effective tax rate of 17 to 22%.

Royal Gold has no significant additional financing commitments.

Property Highlights

A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the quarters ended March 31, 2022 and March 31, 2023. Historical production reported by operators of the Company’s principal stream and royalty properties can be found on Table 2. Calendar year 2023 operator production estimates for the Company’s principal stream and royalty properties compared to actual production reported by the operators at these properties can be found on Table 3. Stream segment purchases and sales for the three month periods ended March 31, 2022 and March 31, 2023 and inventories for December 31, 2022 and March 31, 2023 can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the quarter ended March 31, 2023, compared to the quarter ended March 31, 2022, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2023, the Company owned interests on 182 properties on five continents, including interests on 40 producing mines and 19 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	First Quarter Call Information:

Alistair Baker	Dial-In	833-470-1428 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 646-904-5544 (International)
(720) 554-6995	Access Code:	594830

Note: Management’s conference call reviewing the first quarter will be held on Thursday, May 4, 2023, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements about the following: our expected financial performance and outlook, including our 2023 guidance for GEOs, DD&A expense per GEO, and effective tax rate; operators’ expected operating and financial performance, including production, deliveries, mine plans, environmental and feasibility studies, technical reports, mine facilities, mineral resources and reserves, and development; repayment of our outstanding debt balance; the timing of royalty payments and metal deliveries, including deferred amounts at Pueblo Viejo; estimated royalty rates at Cortez; and the usefulness and importance of non-GAAP financial measures.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including inaccuracies in operators’ disclosures, variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and reserves and resources, liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, or contractual issues involving our stream or royalty agreements; timing of metal deliveries from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions, including as a result of government policies, war, natural disasters, and public health issues; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; pandemics and epidemics, and any related government policies and actions; scrutiny and increased regulation of non-GAAP financial measures; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2022. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward looking statements.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

First Quarter 2023 and 2022
Revenue by Stream and Royalty Interests

(In thousands)

			Three Months Ended
			March 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2023	2022
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$46,656	$42,416
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	10,325	9,070
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$22,358	$23,264
Andacollo	Gold	100% of payable gold	12,934	15,674
Xavantina	Gold	25% of gold produced	5,179	3,992
Africa
Khoemacau	Silver	100% of payable silver	$9,153	2,389
Wassa	Gold	10.5% of payable gold	7,353	$7,202
Prestea and Bogoso	Gold	5.5% of payable gold	1,032	1,244
Total stream revenue			$114,990	$105,251
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$1,497	$4,978
Red Chris	Gold, copper	1.0% NSR	3,170	3,432
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	740	1,225
LaRonde Zone 5	Gold	2.0% NSR	548	651
Williams	Gold	0.97% NSR	344	9
Other-Canada	Various	Various	292	483
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$23,087	$16,714
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	3,206	-
Robinson	Gold, copper	3.0% NSR	2,718	3,092
Marigold	Gold	2.0% NSR	1,171	1,216
Leeville	Gold	1.8% NSR	958	874
Goldstrike	Gold	0.9% NSR	497	917
Wharf	Gold	0.0%-2.0% sliding-scale GSR	581	643
Other-United States	Various	Various	1,363	901
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$7,433	$13,094
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	1,861	2,786
El Limon	Gold	3.0% NSR	1,201	1,412
Other-Latin America	Various	Various	338	25
Africa
Other-Africa	Various	Various	$-	$316
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$1,533	$1,533
King of the Hills	Gold	1.5% NSR	850	-
Gwalia Deeps	Gold	1.5% NSR	798	1,183
Meekatharra	Gold	0.45% or 1.5% NSR and A$10/oz	536	757
Other-Australia	Various	Various	383	574
Europe
Las Cruces	Copper	1.5% NSR (copper)	$297	$289
Total royalty revenue			$55,402	$57,104
Total revenue			$170,392	$162,355

1	Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.

TABLE 2

Operators’ Historical Production for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Mar. 31, 2023		Dec. 31, 2022		Sep. 30, 2022		Jun. 30, 2022		Mar. 31, 2022
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	15,200	oz	20,200	oz	18,200	oz	15,500	oz	13,900	oz
		18.75% of payable copper	Copper	4.5	Mlb	4.5	Mlb	2.7	Mlb	4.0	Mlb	3.6	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	7,900	oz	8,900	oz	8,600	oz	7,100	oz	8,600	oz
		75% of Barrick's interest in payable silver[3]	Silver	337,900	oz	302,400	oz	307,100	oz	274,500	oz	316,000	oz
Andacollo	Teck	100% of payable gold	Gold	7,000	oz	4,600	oz	6,800	oz	6,300	oz	8,400	oz
Khoemacau	Khoemacau Copper Mining	100% of payable silver	Silver	404,100	oz	307,300	oz	255,900	oz	221,800	oz	102,700	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	55,600	oz	164,300	oz	144,300	oz	130,600	oz	133,400	oz
			Silver	6.1	Moz	7.1	Moz	6.8	Moz	8.1	Moz	7.7	Moz
			Lead	36.4	Mlb	40.3	Mlb	29.6	Mlb	35.0	Mlb	41.9	Mlb
			Zinc	99.2	Mlb	83.5	Mlb	84.6	Mlb	84.9	Mlb	120.1	Mlb
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	117,200	oz	109,200	oz	36,600	oz	52,000	oz	102,000	oz
	Nevada Gold Mines LLC	0.45%-2.2% GSR on CC Zone[4]	Gold	106,600	oz	114,000	oz	NA		NA		NA

1	Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2	Reported production relates to the amount of stream metal sales and the metal sales attributable to the Company’s royalty interests for the stated periods and may differ from the operators’ public reporting.
3	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4	Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3

Operator’s Estimated and Actual Production

	Calendar Year 2023 Operator's Production			Calendar Year 2023 Operator's Production
	Estimate[1]			Actual[2]
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo[3]	22,000 - 27,000			5,500
Mount Milligan[4]	160,000 - 170,000			N/A
Copper			60 - 70 M			N/A
Pueblo Viejo[5]	470,000 - 520,000	N/A		89,000	N/A
Khoemacau[6]		1.5 - 1.7 M			0.4 M
Royalty:
Cortez[7]	940,000 - 1,060,000			228,000
Peñasquito[8]	330,000 - 370,000	31 - 35 M		85,000	7.5 M
Lead			170 - 190 M			41 M
Zinc			420 - 460 M			102 M

1	Production estimates received from the operators are for calendar 2023. There can be no assurance that production estimates received from the operators will be achieved. Our stream interests can be affected by several factors that make it difficult to calculate our revenue for a period from the operator’s actual or estimated production for that same period. These factors include the timing of the operator’s concentrate shipments, the delivery of metal to us and the subsequent sale of the delivered metal. These factors do not typically affect our stream interests on operations that produce doré or our royalty interests. Please also refer to our cautionary language regarding forward-looking statements, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2023 through March 31, 2023, unless otherwise noted in footnotes to this table. Such amounts may differ from Royal Gold’s reported revenue and production.
3	The estimated and actual production figures shown for Andacollo are contained gold in concentrate. Deliveries to Royal Gold are determined using a fixed gold payability factor of 89%.
4	The estimated production figures shown for Mount Milligan are payable gold and copper in concentrate. Actual production figures for gold and copper for the period January 1, 2023 through March 31, 2023 are not available.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent the 60% interest in Pueblo Viejo held by Barrick Gold Corporation (“Barrick”). Barrick did not provide estimated or actual silver production.
6	The estimated and actual production figures for Khoemacau are payable silver in concentrate.
7	The estimated and actual production figures for Cortez include the entirety of the Cortez Complex. Barrick reports total production from the Cortez Complex and does not report production separately for the Legacy Zone and CC Zone. Production estimates for the Legacy Zone are provided to Royal Gold by Barrick and production estimates for 100% of the Cortez Complex are publicly disclosed by Barrick.
8	The estimated and actual gold and silver production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate. Actual production figures are for the period January 1, 2023 through March 31, 2023.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2023		March 31, 2022		March 31, 2023	December 31, 2022
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	13,900	15,200	10,000	13,900	3,900	5,200
Pueblo Viejo	7,400	7,900	7,100	8,600	7,400	7,900
Andacollo	5,200	7,000	6,100	8,400	2,000	3,800
Other	13,200	12,000	11,100	10,700	5,300	4,100
Total	39,700	42,100	34,300	41,600	18,600	21,000

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2023		March 31, 2022		March 31, 2023	December 31, 2022
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Khoemacau	427,500	404,100	115,200	102,700	129,300	105,900
Pueblo Viejo	362,300	337,900	274,500	316,000	362,200	337,800
Other	69,400	66,200	51,100	70,500	20,700	17,500
Total	859,200	808,200	440,800	489,200	512,200	461,200

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2023		March 31, 2022		March 31, 2023	December 31, 2022
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	3.6	4.5	2.7	3.6	—	0.9

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	March 31, 2023	December 31, 2022
ASSETS
Cash and equivalents	$126,816	$118,586
Royalty receivables	46,934	49,405
Income tax receivable	1,724	3,066
Stream inventory	11,599	12,656
Prepaid expenses and other	2,091	2,120
Total current assets	189,164	185,833
Stream and royalty interests, net	3,191,385	3,237,402
Other assets	110,483	111,287
Total assets	$3,491,032	$3,534,522
LIABILITIES
Accounts payable	$7,852	$6,686
Dividends payable	24,642	24,627
Income tax payable	8,225	16,065
Other current liabilities	14,279	16,209
Total current liabilities	54,998	63,587
Debt	496,817	571,572
Deferred tax liabilities	136,784	138,156
Other liabilities	7,501	7,738
Total liabilities	696,100	781,053
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,599,348 and 65,592,597 shares outstanding, respectively	656	656
Additional paid-in capital	2,215,362	2,213,123
Accumulated earnings	566,545	527,314
Total Royal Gold stockholders’ equity	2,782,563	2,741,093
Non-controlling interests	12,369	12,376
Total equity	2,794,932	2,753,469
Total liabilities and equity	$3,491,032	$3,534,522

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	For The Three Months Ended
	March 31, 2023	March 31, 2022
Revenue	$170,392	$162,355
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	25,020	22,639
General and administrative	11,000	8,931
Production taxes	1,989	2,221
Depreciation, depletion and amortization	46,328	47,988
Total costs and expenses	84,337	81,779
Operating income	86,055	80,576
Fair value changes in equity securities	799	613
Interest and other income	2,263	975
Interest and other expense	(9,175)	(898)
Income before income taxes	79,942	81,266
Income tax expense	(15,871)	(15,304)
Net income and comprehensive income	64,071	65,962
Net income and comprehensive income attributable to non-controlling interests	(196)	(287)
Net income and comprehensive income attributable to Royal Gold common stockholders	$63,875	$65,675
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$0.97	$1.00
Basic weighted average shares outstanding	65,594,977	65,565,735
Diluted earnings per share	$0.97	$1.00
Diluted weighted average shares outstanding	65,709,095	65,644,668
Cash dividends declared per common share	$0.375	$0.350

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended
	March 31, 2023	March 31, 2022
Cash flows from operating activities:
Net income and comprehensive income	$64,071	$65,962
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	46,328	47,988
Non-cash employee stock compensation expense	2,636	2,124
Fair value changes in equity securities	(799)	(613)
Deferred tax expense	1,092	688
Other	214	245
Changes in assets and liabilities:
Royalty receivables	2,471	569
Stream inventory	1,056	3,118
Income tax receivable	1,342	518
Prepaid expenses and other assets	(914)	(7,309)
Accounts payable	1,166	(208)
Income tax payable	(7,840)	(10,910)
Other liabilities	(2,168)	(1,039)
Net cash provided by operating activities	$108,655	$101,133
Cash flows from investing activities:
Acquisition of stream and royalty interests	—	(37,800)
Other	(197)	(11)
Net cash used in investing activities	$(197)	$(37,811)
Cash flows from financing activities:
Repayment of debt	(75,000)	—
Net payments from issuance of common stock	(397)	141
Common stock dividends	(24,629)	(22,978)
Other	(202)	(329)
Net cash used in financing activities	$(100,228)	$(23,166)
Net increase in cash and equivalents	8,230	40,156
Cash and equivalents at beginning of period	118,586	143,551
Cash and equivalents at end of period	$126,816	$183,707

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, Adjusted EBITDA margin, net cash, and net cash to TTM adjusted EBITDA:

	Three Months Ended
	March 31,
(amounts in thousands)	2023	2022
Net income and comprehensive income	$64,071	$65,962
Depreciation, depletion and amortization	46,328	47,988
Non-cash employee stock compensation	2,636	2,124
Fair value changes in equity securities	(799)	(613)
Interest and other, net	6,912	(77)
Income tax expense	15,871	15,304
Non-controlling interests in operating income of consolidated subsidiaries	(196)	(287)
Adjusted EBITDA	$134,823	$130,401
Net income margin	38%	41%
Adjusted EBITDA margin	79%	80%

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2023	2022	2022	2022
Net income and comprehensive income	$64,071	$56,700	$45,933	$71,345
Depreciation, depletion and amortization	46,328	49,196	37,761	43,989
Non-cash employee stock compensation	2,636	1,779	2,090	2,418
Impairment of royalty interests	—	4,287	—	—
Fair value changes in equity securities	(799)	282	(356)	2,191
Interest and other, net	6,912	3,893	5,243	280
Income tax expense	15,871	12,579	10,954	(5,911)
Non-controlling interests in operating income of consolidated subsidiaries	(196)	(327)	(141)	(205)
Adjusted EBITDA	$134,823	$128,389	$101,484	$114,107
Net income margin	38%	35%	35%	49%
Adjusted EBITDA margin	79%	79%	77%	78%

TTM adjusted EBITDA	$478,803

Debt	$496,817
Debt issuance costs	3,183
Cash and equivalents	(126,816)
Net debt	$373,184

TTM adjusted EBITDA	$478,803
Net debt to TTM adjusted EBITDA	0.78x

Cash G&A:

	Three Months Ended
	March 31,
(amounts in thousands)	2023	2022
General and administrative expense	$11,000	$8,931
Non-cash employee stock compensation	(2,636)	(2,124)
Cash G&A	$8,364	$6,807

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2023	2022	2022	2022
General and administrative expense	$11,000	$8,815	$7,554	$9,312
Non-cash employee stock compensation	(2,636)	(1,779)	(2,090)	(2,418)
Cash G&A	$8,364	$7,036	$5,464	$6,894

TTM cash G&A	$27,758

Adjusted net income and adjusted net income per share:

	Three Months Ended
	March 31,
(amounts in thousands, except per share data)	2023	2022
Net income and comprehensive income attributable to Royal Gold common stockholders	$63,875	$65,675
Fair value changes in equity securities	(799)	(613)
Discrete tax benefits	—	—
Tax effect of adjustments	212	163
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	63,288	65,225

Net income attributable to Royal Gold common stockholders per diluted share	$0.97	$1.00
Fair value changes in equity securities	(0.01)	(0.01)
Discrete tax benefits	—	—
Tax effect of adjustments	0.00	0.00
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.96	$0.99

Free cash flow:

	Three Months Ended
	March 31,
(amounts in thousands)	2023	2022
Net cash provided by operating activities	$108,655	$101,133
Acquisition of stream and royalty interests	—	(37,800)
Free cash flow	$108,655	$63,333

Net cash used in investing activities	$(197)	$(37,811)
Net cash used in financing activities	$(100,228)	$(23,166)

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.